Exhibit 4.1

                            ASSET PURCHASE AGREEMENT

      This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into on this 5 day of December 2004, by and between, Teleknowledge Group Ltd., an Israeli Company ("Parent") and Teleknowledge, Inc. (the "Subsidiary", and together with Parent, the "Seller") and MER Telemanagement Solutions Ltd. ("Buyer"), an Israeli company.

      WHEREAS   Seller  is  engaged  in  the  research,   design,   development,
engineering,   manufacture,  marketing,  distribution,  sale  and  licensing  of adaptive billing software products and services; and

      WHEREAS Buyer desires to purchase from Seller and Seller desires to sell to Buyer certain of the assets, properties, rights and claims of Seller and to assume certain liabilities of the Seller related to the assets acquired thereby, on the terms and conditions set forth herein; and

      NOW, THEREFORE, the Parties agree as follows:

      1. INTERPRETATION

      1.1 Certain Definitions. For purposes of this Agreement (including any and all Schedules, Exhibits and amendments made to or incorporated herein now or in the future), the following capitalized terms shall have the following meaning:.

      1.1.1. "Affiliate" shall mean with respect to any Person (i) a Person directly or indirectly controlling, controlled by or under common control with such Person; (ii) in the case of a limited or general partnership, any partner, affiliated partnerships managed by the same management company or managing (general) partner or by an entity which controls, is controlled by, or is under common control with, such management company or managing (general) partner;
(iii) a Person owning or controlling 50% or more of the outstanding voting securities of such Person. For these purposes, control means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

      1.1.2.  "Assumed  Liabilities" shall mean the following liabilities of the
Seller: (a) subject to Section 2.4.11 below, all unpaid or unperformed obligations and liabilities of the Seller under the Contracts assigned to Buyer hereunder, provided that the discharge of such liabilities or the performance of such obligations is due after the Closing Date; (b) subject to Section 2.4.11 below, all unpaid or unperformed obligations and liabilities of the Seller under licenses and permits assigned to Buyer hereunder, provided that the discharge of such liabilities or the performance of such obligations is due after the Closing Date; (c) all accounts payable of the Seller, for goods and services furnished by a third party in connection with the Purchased Assets and deferred revenues, provided in both cases that such liabilities are reflected in the Closing Balance Sheet; (d) the performance of all warranty, maintenance and support work, relating to products of the Seller manufactured and sold by the Seller, provided that all such obligations are reflected in the Contracts assigned to the Buyer hereunder; (e) liabilities in connection with the Contracts assigned hereunder, for repair of products or to refund the purchase price therefor as a result of defects in materials or workmanship provided that no notice of such defects or damage shall have been given to the Seller prior to the Closing; and
(f) the Chief Scientist's Rights for the period after the Closing Date.

      1.1.3. "Authority" shall mean any governmental, regulatory or administrative body, agency or authority, any court of judicial authority, any arbitrator or any public, private or industry regulatory authority, whether Israeli, international, national, United States federal, state or local.

      1.1.4. "Balance Sheet" shall mean the balance sheet contained in the Financial Statements.

      1.1.5. "Balance Sheet Date" shall mean December 31, 2003.

      t 6 0 1.1.6. "Business" shall mean Seller's strategic adaptive billing solutions, including the billing and customer care platform known as Total-e, and multiple applications built on top of it.

      1.1.7. "Chief Scientist" - has the meaning set forth in the Encouragement of Industrial Research and Development Law, 5744-1984.

      1.1.8. "Chief Scientist's Rights" - means all the rights, powers and privileges of the Ministry of Industry and Trade's Industrial Research and Development Administration by virtue of an instrument of approval which the Chief Scientist, by virtue of his power under Section 17(c) of the Encouragement of Industrial Research and Development Law, 5744-1984, awarded to Seller on 28.7.98, 5.9.99 and 1.8.2000 by virtue of the undertaking and notice of the commencement of an approved research and development scheme, which Seller gave to the Industrial Research and Development Administration, including restrictions on certain of the Seller Intellectual Property and the rights to receive royalty payments from Seller, which are being assumed by Buyer hereunder.

      1.1.9.   "Closing"  shall  mean  the   consummation  of  the  transactions
contemplated in this Agreement.

      1.1.10. "Closing Date" shall mean the date upon which the Closing occurs.

      1.1.11. "Confidentiality Agreement" shall mean the agreement entered between Seller and Buyer dated February 25 2004.

      1.1.12. "Contracts" have the meaning set forth in Section 4.8 hereof.

      1.1.13. "Distribution" shall have the meaning set forth in Section 10.3.

      1.1.14. "Encumbrance" shall mean any lien, pledge, mortgage, security interest, lease, charge, attachment or any other third party right, other than the Chief Scientist Rights.

      1.1.15. "Escrow Agent" shall mean M. Zeligman Trust Holding Co. (1991) Ltd. who is the person mutually chosen by the Buyer and the Seller to act as the escrow agent under the Escrow Agreement, or any successor thereof.

      1.1.16. "Escrow Agreement" as defined in Section 3.2.3.


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

      1.1.17. "Excluded Assets" shall mean (a) the corporate charter, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Parent and the Subsidiary as corporations; (b) tax refunds and tax losses attributed to periods prior to Closing Date; (c) all cash and cash equivalents or any investments, including any interest thereon, and all equity securities held by Seller; (d) any security deposits related to facilities or equipment; (e) all claims, causes of action, rights of recovery and rights of set-off of any kind with respect to events prior to the Closing Date; (f) all personnel records and other records which the Company is required by law to retain in its possession, provided that a copy thereof is furnished to Buyer and (g) all cash collected by Buyer or Seller after the Closing Date, provided that such cash is derived solely from the collection of accounts receivable, duly recorded by Seller as of the Closing Date, which shall have not been reflected in the Closing Balance Sheet and (h) any real property owned or leased by Seller.

      1.1.18. "Excluded Liabilities" shall have the meaning set forth in Section 2.4.

      1.1.19. "Financial Statements" shall mean the audited balance sheets of Seller as of December 31, 2002 and as of December 31, 2003 and the related statements of operations, accumulated deficits and cash flows for the periods then ended, audited by Seller's independent certified public accountant, whose reports thereon are included therewith, and the unaudited balance sheet of Seller as of September 30, 2004, and the related statements of operations, accumulated deficits and cash flows for the periods then ended. Seller shall cause the unaudited statements as of September 30, 2004 to be reviewed promptly, but not more than 14 days from the date hereof, by the Seller's independent certified public accountant, whose reports thereon shall be attached to such audit and delivered to Buyer. The Financial Statements are and will be, as the case may be, attached hereto as Exhibit D.

      1.1.20. "GAAP" shall mean US generally accepted accounting principles.

      1.1.21.  "Law"  shall  mean  any  applicable  law,  statute,   regulation,
ordinance, requirement, announcement or other binding action or requirement of an Authority.

      1.1.22. "Losses" shall mean all damages, awards, judgments and other losses, including reasonable attorney's fees.

      1.1.23. "Material Adverse Change" or "Material Adverse Effect" or other similar phrases including the word "material" with respect to the financial condition, assets, liabilities, obligations, business, operations or prospects of the respective Party shall mean any matter which would have a material adverse effect on the Party's financial condition, assets, liabilities, obligations, business, operations, or ability to consummate the transactions contemplated hereby, or a material adverse effect on the value of the Purchased Assets.

      1.1.24. "Order" shall mean any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

      1.1.25. "Person" shall mean any entity, corporation, company, association, limited liability company, joint venture, joint stock company, partnership, trust, organization, individual (including personal representatives, executors and heirs of a deceased individual), nation, state, government (including agencies, departments, bureaus, boards, divisions and instrumentalities thereof), trustee, receiver or liquidator.

      1.1.26. "Preferred Shareholders" shall mean the holders of Seller's Series A Preferred Shares, as listed in Exhibit A.


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

      1.1.27.  "Purchase  Consideration"  shall have the  meaning  specified  in
Section 2.5 hereof.

      1.1.28.  "Purchased  Assets"  shall have the meaning  specified in Section
2.2.

      1.1.29.  "Seller Disclosure  Schedule" shall have the meaning set forth in
Section 4, and is attached hereto as Exhibit B.

      1.1.30. "Seller Intellectual Property" shall mean all intangible properties owned by Seller or in which Seller has any interest. The Seller Intellectual Property shall include (i) the name "Teleknowledge" and all other registered and unregistered trademarks, service marks, trade names, domain names and slogans, all applications therefor, and all associated goodwill; (ii) all registered copyrights, all applications therefor and all associated goodwill;
(iii) all patents and patent applications, all associated technical information, know-how, trade secrets, processes, operating, maintenance and other manuals, drawings and specifications, process flow diagrams and related data, and all associated goodwill; (iv) all software and documentation thereof (including all electronic data processing systems and program specifications, source codes, input data and report layouts and format, record file layouts, diagrams, functional specifications, narrative descriptions and flow charts); (v) all other inventions, discoveries, improvements, processes, formulae (secret or otherwise), data, drawings, specifications, trade secrets, proprietary rights, know-how and ideas (including those in the possession of third parties, but which are the property of Seller), and all drawings, records, books or other tangible media embodying the foregoing; (vi) confidential technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vii) copies and tangible embodiments of all the foregoing, in whatever form or medium, and (viii) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights.

      1.1.31. "Technology" means the technology owned by Seller as such is described in Section 4.12.3 of the Seller Disclosure Schedule.

      1.1.32.  "Transferred  Employees"  shall  have the  meaning  set  forth in
Section 6.6.2.

      1.2 Construction of Certain References. In this Agreement: (i) words in the singular include the plural and in the plural include the singular; (ii) the word "or" is not exclusive; (iii) the word "including" shall mean including, without limitation; and (iv) any reference to any Law is deemed to refer to all applicable and relevant laws (including case law), statutes, codes or ordinances and all rules and regulations promulgated thereunder, unless the context otherwise requires.

      1.3 Headings. The Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      1.4 Incorporation of Exhibits and Schedules. Any references to Sections, Schedules and Exhibits are to Sections of, and Schedules and Exhibits to, this Agreement unless otherwise indicated. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.


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

      2. THE TRANSACTION

      2.1 Purchase and Sale of Assets. Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of Seller and Buyer herein set forth, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, by appropriate deeds, bills of sale, assignments and other instruments reasonably satisfactory to Buyer and its counsel the Purchased Assets (other than the Excluded Assets) free and clear of any Encumbrance, and Buyer shall purchase from Seller, all of the Seller's right, title and interest, as of the Closing Date, in and to the Purchased Assets (other than the Excluded Assets).

      2.2 Definition of Purchased Assets. For all purposes of and under this Agreement, the term "Purchased Assets" shall mean, refer to and include all the Business, goodwill, assets, properties and rights of every nature, kind and description, whether tangible or intangible, real, personal or mixed, wherever located and whether or not carried or reflected on the books and records of Seller, which are owned by Seller or in which Seller has any interest (including the right to use), as of the date hereof, or arising from or on account of the conduct of the Business prior to the Closing, but excluding (i) the Excluded Assets, and (ii) any of the Purchased Assets sold prior to the Closing Date in the ordinary course of business, consistent with past practices. The Purchased Assets shall include, but not be limited to, the following (except to the extent any item below or aspect thereof is defined as an Excluded Asset):

      2.2.1. all Seller Intellectual Property and Technology, and the goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the applicable laws of all jurisdictions;

      2.2.2. all tangible property, including without limitation, furniture, office equipment and computers, inventory, work in progress and software licenses, to the extent listed in Section 4.14(a) of the Seller Disclosure Schedule;

      2.2.3. all rights, title or interest in or to the Contracts related to the Purchased Assets or the Business.

      2.2.4. originals or true copies of all books, records, ledgers, files, documents, correspondence, customer, supplier, advertiser- circulation and other lists (including subscribers), invoices and sales data, creative, advertising and other promotional materials, studies, reports, and other printed or written materials or data;

      2.2.5. Subject to the provision of Section 2.5.3(e), all cash collected by Seller or Buyer after the Closing Date, provided such cash shall have been reflected in the Closing Balance Sheet as accounts receivables, and for the avoidance of doubt, all cash deriving from recognized revenues recorded by Buyer, in accordance with GAAP, after the Closing Date, even if paid by any customer directly to Seller;

      2.2.6. all claims, actions, deposits, prepayments, warranties, refunds, causes of action, rights of recovery, rights of set off, and rights of recoupment of any kind or character.


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

      2.2.7. all permits, certificates, licenses, orders, approvals and other authorizations of all Authorities necessary for the ownership, maintenance and operation of the Business, to the extent the same may be transferred by Seller.

      2.3 Assumption of Liabilities. As part of the Consideration for the purchase and sale of the Purchased Assets, Buyer shall, from and after the Closing Date, assume, perform, discharge and pay all the Assumed Liabilities and will pay, perform and discharge all such liabilities as they become due.

      2.4 Exclusion of Certain Liabilities. Notwithstanding anything to the contrary contained above or elsewhere in this Agreement, the debts, liabilities and obligations assumed by Buyer hereunder shall not include any of the debts, liabilities and obligations not specifically assumed by the Buyer in accordance with Section 2.3 above, without regard to whether they are known or unknown, contingent or otherwise and whether they arose before or after the date hereof (the "Excluded Liabilities"), and all such liabilities, obligations and debts shall remain the sole obligation of the Seller. For the avoidance of doubt, the following liabilities shall be deemed Excluded Liabilities:

      2.4.1. Any liability or obligation in respect of the Excluded Assets;

      2.4.2. All debts, obligations and liabilities of Seller to its Affiliates, including without limitation, accounts payable and accrued expenses, and all interest expense and indebtedness for borrowed money or guaranties thereof or agreements to be responsible therefor (whether with or towards an Affiliate of Seller or any other third party);

      2.4.3. Income taxes and any amounts owing under any tax sharing agreement between Seller and any of its Affiliates;

      2.4.4. All liabilities, if any, in connection with the past and present employees of the Seller arising prior to the Closing Date, including all liabilities in connection with the Transferred Employees that have accrued (and not otherwise transferred to such Employee by Seller) through the Closing Date including, without limitation, salaries, benefits, retention bonus(es), vacation pay, payments to managers' insurance policies, employer's social security matching funds, workman's compensation payments, education funds, pension funds, provident funds, severance pay funds, and any other funds to which any of the Transferred Employees would be entitled until the Closing Date (by applicable law, custom or agreement);

      2.4.5. Any liability with respect to the Seller's share option plans;

      2.4.6. All liabilities and obligations of Seller under this Agreement and any agreement executed pursuant hereto or contemplated hereby;

      2.4.7. All legal, accounting, brokerage, finder's fees, if any, taxes or other expenses incurred by Seller in connection with this Agreement or the consummation of the transactions contemplated hereby;

      2.4.8. Debts, liabilities or obligations of Seller of any nature to any past or present shareholder of Seller, including any liability or obligation of Seller or the Seller's shareholders arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, including fees and expenses of counsel, accountants and other experts;


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

      2.4.9. Any Israeli or U.S. federal, state, local, foreign and other taxes, assessments, or other governmental charges, including, without limitation, income, estimated income, business, occupation, franchise, property, sales, use, employment or withholding taxes, including interest, penalties and additions in connection therewith ("Taxes") for periods prior to the Closing;

      2.4.10. Any liabilities and obligations of the Seller under any contracts, agreements, commitments, arrangements or other undertakings which are not Contracts;

      2.4.11. Any liability resulting from the breach of any of the obligations of Seller under any Contract, occurring prior to the Closing Date;

      2.4.12. Other than as provided in Section 1.1.2(e) above (regarding the repair of products or the refund of the purchase price therefor as a result of defects in materials or workmanship), any claim, suit or proceeding, relating to or arising from any event occurring prior to the Closing, whether or not known, asserted, threatened or pending prior to the Closing.

      2.4.13. Any liability arising from accidents, events, occurrences, misconduct, breach of fiduciary duty or action taken or omitted to be taken at or prior to the Closing, by the Seller or any of its employees, directors, officers or representatives, regardless of whether or not it is covered by insurance.

      2.4.14. the Chief Scientist's Rights for the period prior to the Closing Date.

      2.4.15. All other contingent liabilities of Seller, to the extent not included in the Assumed Liabilities.

      2.5 Consideration for the Sale and Transfer.

      2.5.1. Purchase Consideration. The consideration to be paid by Buyer to Seller for the Purchased Assets (the "Purchase Consideration") shall be comprised of the following (a) the assumption by Buyer of the Assumed Liabilities and (b) payment at Closing of the aggregate amount of three million United States dollars (US$ 3,000,000) (the "Initial Consideration") of which two million three hundred thousand United States dollars (US$ 2,300,000) will be delivered to Seller and seven hundred thousand United States dollars (US$ 700,000) (the "Escrow Funds") will be delivered to the Escrow Agent to be held by the Escrow Agent in accordance with the Escrow Agreement (as defined below) for a period of Twelve (12) months following the Closing Date. Value Added Tax, as required by law, will be added to the Purchase Consideration and paid by Buyer at the Closing by the delivery of a check post dated to the next coming payment due date of the Value Added Tax, against the issuance of an applicable tax receipt, unless Buyer shall provide Seller with a valid exemption with respect to the payment of such Value Added Tax.

      2.5.2. Adjustment of the Purchase Consideration. The Parties agree that if Seller's reviewed but unaudited statement of income, as provided in accordance with Section 1.1.19 above, shows recognized revenues (recorded in accordance with GAAP, as consistently applied by Seller in the 24 months prior to the date hereof) for the first 3 quarters of 2004, of less than US$ 1,500,000, then the Initial Consideration shall be reduced and recalculated in accordance with the following formula (the "Reduced Initial Consideration"):


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

            RIC = ARR x 3,000,000
                  ---------------
                     1,500,000

            RIC = Reduced Initial Consideration
            ARR = Actual Recognized Revenues during the first 3 quarters of 2004

      If the Parties shall be in dispute as to whether or not the recognized revenues reflected in the reviewed Financial Statements for the first 3 quarters of 2004 are correctly recorded in accordance with GAAP, then they shall refer the dispute to such partner of Deloitte & Touche Israel as shall be designated by the managing partner thereof (the "Independent Auditor") for the purpose of its resolution. The Independent Auditor shall review this Agreement and each of the Party's arguments supporting evidence and shall render, as promptly as possible, a decision with respect to the dispute. The determination of the Independent Auditor shall be final and binding on both parties. Each of the Parties shall bear its own costs and expenses in connection with the resolution of the said dispute and the Parties shall pay the fees of the Independent Auditor in equal parts, unless the Independent Auditor shall determine otherwise.

            If the Initial Purchase Consideration shall be reduced in accordance with the above formula, then the amount of the Escrow Funds shall not be reduced.

      2.5.3. Additional Adjustment of the Initial Consideration. The Initial Consideration or the Reduced Initial Consideration, as the case may be, shall be adjusted by the payment of an additional amount in cash by Buyer to Seller or the deduction of such amount from the Initial Consideration or the Reduced Initial Consideration, as the case may be, payable to Seller (the "Cash Adjustment"), which shall be calculated in accordance with the following provisions:

            (a) Prior to the Closing Date, Seller and Buyer shall cooperate in the preparation of a pro-forma Closing Date balance sheet for the Purchased Assets and Assumed Liabilities, to be prepared in accordance with GAAP, except as contemplated by this
                  Section 2.5.2, and reviewed by the Seller's auditors (the "Closing Balance Sheet").

            (b) The Closing Balance Sheet shall be prepared as of a date which is one (1) business day prior to the Closing Date, and shall include only the following items: (i) all accounts receivable;
                  (ii) all accounts payable; and (iii) all deferred revenues arising in respect of work in progress or products delivered by Seller in connection with any Contract with Seller's customers; provided, however, that the value of the deferred revenues shall be calculated in accordance with GAAP; and that no accounts receivable shall be included in the Closing Balance Sheet if such accounts are older than 180 days or reflect doubtful debts, pursuant to GAAP.

            (c) In the event that there is a positive difference between the aggregate value of the accounts receivable (in this Section 2.5.3, the "assets") minus the aggregate value of the accounts payable and the deferred revenues (in this Section 2.5.2, the "liabilities"), then at the Closing, Buyer shall pay Seller an additional amount in cash, equal to such positive difference; if the difference between the assets and liabilities is negative, then at the Closing, Buyer shall deduct from the Initial Consideration or the Reduced Initial Consideration an amount in cash equal to such negative difference.


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

            (d) In the event that the Parties are unable to agree in good faith on any of the items or amounts to be included in the Closing Balance Sheet, three (3) business days prior to the Closing Date, then as of the Closing, Buyer shall pay Seller or vice versa, an amount equal to the average between the amount payable in accordance with Seller's calculation and the amount payable in accordance with Buyer's calculation. In such a case, the Parties agree that within fourteen (14) days after the Closing Date, they shall refer the dispute to the Independent Auditor, who shall review this Agreement, the disputed calculations and each of the Party's arguments and shall render, as promptly as possible, a decision with respect to the dispute. The determination of the Independent Auditor shall be final and binding on both parties, and the Parties shall pay or refund any amount due and payable in accordance with such determination, plus interest at a rate of 5% per annum, calculated from the Closing Date until the date of payment. Each of the Parties shall bear its own costs and expenses in connection with the resolution of the said dispute and the Parties shall pay the fees of the Independent Auditor in equal parts, unless the Independent Auditor shall determine otherwise.

            (e) Notwithstanding Subsection 2.5.3(c) above, should Buyer fail, following good faith reasonable commercial efforts, to collect any of the accounts receivable reflected in the Closing Balance Sheet, within 120 days of the Closing Date, Seller shall pay Buyer such uncollected amount, and Buyer shall assign to Seller the rights to collect such funds from the applicable customers.

      2.5.4. Additional Contingent Consideration. In addition to the Initial Consideration or the Reduced Initial Consideration, as adjusted in accordance with Section 2.5.3 above, Buyer will pay Seller an additional contingent consideration of (a) twenty percent (20%) of all Teleknowledge Revenues (other than Renewal Maintenance Fees) for a period of three (3) years following the Closing Date and (b) ten percent (10%) of all Renewal Maintenance Fees for a period of three (3) years following the Closing Date (the "Additional Contingent Consideration"), up to a maximum aggregate amount of three million United States dollars (US$ 3,000,000) plus the difference, if any, between the Initial Consideration amount and the Reduced Initial Consideration amount, plus Value Added Tax. "Teleknowledge Revenues" means all of Buyer's recognized revenues, with respect to the sale, transfer, assignment, license or conveyance of (i) the Seller Intellectual Property or (ii) any product or service which contains any elements or components of the Seller Technology or a billing solution, including all service, customization, set-up, license and maintenance fees. "Renewal Maintenance Fees" means (a) with respect to customers of Seller as of the Closing Date, all maintenance fees received after the maintenance term valid as of the closing date, (b) with respect to other customers, all maintenance fees received after the first maintenance term. The Additional Contingent Consideration will be paid on a quarterly basis, within forty five (45) days of the end of the quarter, based on proceeds actually collected by Buyer from the applicable customers in each quarter, even if received after three (3) years following the Closing Date.

      2.6 Allocation of the Consideration. The Initial Consideration, as adjusted pursuant to Section 2.5 and the Additional Contingent Consideration, shall be allocated, no later than 30 days from the date hereof by the Buyer, among the types of assets (e.g. tangible assets, intangible assets, know-how, goodwill and non-competition agreements) and among the Parent and the Subsidiary. Once such allocation is performed it shall be attached hereto as
Schedule 2.6. The Seller agrees to prepare and file its federal, state, local and foreign income Tax returns and other filings reflecting the transactions contemplated by this Agreement on a basis consistent with such allocation.

      3. THE CLOSING

      3.1 Time and Place. Subject to the provisions of Section 9 hereof , the Closing shall take place at the offices of Yigal Arnon & Co., 1 Azrieli Center, 46th Floor, Round Tower, Tel Aviv, Israel, at 10:00 a.m. local time, on the seventh (7) business day after all the conditions set forth in Section 7 have been satisfied or waived, provided, however, that the Closing shall not occur later than forty-five (45) days from the date hereof, or at such other time and place as Buyer and Seller mutually agree in writing, such transactions to be effective as of the Closing Date.

      3.2 Deliveries and Transactions at the Closing. At the Closing, the following transactions shall occur simultaneously and the following documents will be delivered (no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered):

      3.2.1. Delivery By Buyer. At or prior to the Closing, Buyer shall deliver to Seller:

            (a) Board Approval. Buyer shall deliver to Seller a duly certified copy of Buyer's board of directors resolution, in the form attached hereto as Schedule (a).

            (b) Payment of the Initial Consideration. Buyer shall pay the Initial Consideration, as adjusted pursuant to Section 2.5, plus applicable VAT, by wire transfer, banker's check, or such other form of payment as is mutually agreed by Buyer and Seller.

            (c) Certification. A certificate as contemplated by Section 7.3.4, duly executed by the Chief Executive Officer of Buyer and dated as of the Closing Date.

            (d) Opinion. An opinion of Danziger, Klagsbald, Rosen & Co., counsel to Buyer, in the form attached hereto as Schedule 3.2.1(d), dated as of the Closing Date.

            (e) General. Any and all other instruments, certificates and agreements contemplated by Section 6 or otherwise required in order to effectuate the transactions contemplated by this Agreement.

      3.2.2. Delivery By Seller. At or prior to the Closing Seller shall deliver to Buyer:

            (a) Board and Shareholders Approval. A duly certified copy of the resolutions of Sellers' boards of directors in the form attached hereto as Schedule 3.2.2(a)(1) and extraordinary resolutions of the shareholders in the form attached hereto as
                  Schedule 3.2.2(a)(2).

            (b) IP Assignment. Patent and Trademark Assignment in the form attached hereto as Schedule 3.22(b1), accompanied by a letter of Sanford C.T. Colb & Co., as to the status of the patent and the process for its assignment and from Eitan, Pearl, Latzer & Cohen-Zedek, as to the status of the trademarks in the form to be attached hereto as Schedule 3.22(b2).

            (c) Assignment of Other Purchased Assets. A general Bill of Sale and Assignment & Assumption of Liabilities relating to the Purchased Assets, the Business and the Assumed Liabilities, substantially in the form attached hereto as Schedule (c).

            (d)   General   Assignment.   Any   and   all   other   instruments,
                  certificates and agreements contemplated by Section 6.

            (e) Certification. A certificate as contemplated by Section 7.3.4, duly executed by the Chief Executive Officer of Parent and dated as of the Closing Date.

            (f) Legal Opinion. An opinion of Yigal Arnon & Co., counsel to Seller, substantially in the form attached hereto as Schedule 3.2.2(f) dated as of the Closing Date

            (g) Reviewed Financial Statements. the reviewed balance sheet of Seller as of September 30, 2004, and the related statements of operations, accumulated deficits and cash flows for the periods then ended, reviewed by the Seller's independent certified public accountant, whose reports thereon are included therewith.

      3.2.3. Escrow Agreement. At the Closing, Buyer, Seller and the Escrow Agent shall enter into, execute and deliver the escrow agreement in the form attached hereto as Exhibit C (the "Escrow Agreement").

      3.3 Nontransferable Assets. To the extent that any Contract to be conveyed, assigned or transferred, to Buyer pursuant hereto, or any claim, right or benefit arising thereunder or resulting therefrom, is not capable of being conveyed, assigned or transferred without the approval, consent or waiver of the other Party thereto or if such conveyance, assignment or transfer or attempted conveyance, assignment or transfer would constitute a breach or termination right thereof or a violation of any law, decree, order, regulation or other governmental edict, then except as expressly otherwise provided herein (and without derogating from the provisions of Section 7.2.3 below), this Agreement shall not constitute a conveyance, assignment or transfer thereof, or an attempted sale, conveyance, assignment or transfer thereof absent such approvals, consents or waivers; provided, however, that Seller shall use its best efforts to obtain all such approval, consents or waivers. From and after the Closing, Seller shall promptly pay to Buyer when received all monies received by Seller following the Closing Date, which are connected to or arising from the Purchased Assets and Seller shall promptly pay to Buyer when received all monies received by Buyer following the Closing Date which are connected to or arising from the Excluded Assets.

      4. REPRESENTATIONS AND WARRANTIES OF SELLER. Parent and the Subsidiary jointly and severally represent and warrant to Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement, except as set forth in the Seller disclosure schedule accompanying this Agreement (the "Seller Disclosure Schedule"). The Seller Disclosure
Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

      4.1 Organization and Qualification. Parent is a private company duly organized and validly existing under the laws of the State of Israel. The Subsidiary is duly organized and validly existing under the laws of the State of Delaware. Each of Parent and the Subsidiary has all requisite corporate power and authority to carry on the Business as now conducted and to own and operate the Purchased Assets, is duly qualified to do business as a foreign company and is in good standing in each jurisdiction where the character of the Purchased Assets or the nature of the Business makes such qualifications necessary.

      4.2 Subsidiaries. (a) All of Parent's current or former subsidiaries are listed in Section 4.2(a) of the Seller Disclosure Schedule, which specifies the percentage of Parent's equity interest in each subsidiary and the jurisdiction of such subsidiary. Except as set forth in Section 4.2(a) of the Seller Disclosure Schedule, Parent and the Subsidiary do not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity, nor are they, either directly or indirectly, a participant in any joint venture, partnership, or similar arrangement. Except as the context otherwise dictates, all references to Seller in the representations and warranties set forth in this Section 4 refer to each of Parent and the Subsidiary.

            (b) Other than as set forth in Section 4.2(b) of the Seller Disclosure Schedule, none of the current or former subsidiaries of Parent listed on Section 4.2(a) of the Seller Disclosure Schedule (i) have conducted any activity since September 2003, (ii) own or are otherwise in possession of any of the Technology or any other assets relating to the Business, or assets which may compete in any way with the Business, (iii) disposed any assets relating to the Business or any Technology at any time in the past (other than in the ordinary course of business, pursuant to license agreements with customers, through the entering into agreements substantially in the form previously presented to Buyer), which disposal may result in the ability of third parties to develop and market competing billing solutions products, and (iv) are parties to any contract or agreement with any third party the performance of which has not yet been completed thereby.

      4.3 Authorization. All corporate action on the part of Seller, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of Seller hereunder has been taken, and this Agreement and any obligations contemplated herein constitute and will constitute as of the Closing valid and legally binding obligations of Seller, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

      4.4 Adequacy and Sufficiency of Purchased Assets. The instruments and documents to be delivered by Seller to Buyer at or immediately following the Closing shall be adequate and sufficient to vest in Buyer all of Seller's rights, titles and interests in or to the Purchased Assets, which rights, titles and interests shall be free and clear of any Encumbrances.

      4.5 Financial Statements. The Financial Statements previously furnished to Buyer have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements fairly present in all material respects the financial condition and operating results of Seller or any material part of the Purchased Assets as of the dates, and for the periods, indicated therein.

      4.6 Absence of Certain Changes. Except as set forth in Section 4.6 of the Seller Disclosure Schedule, to Seller's best knowledge, after due investigation, since the Balance Sheet Date, there has not occurred: (i) any change, event or condition that has resulted or is reasonably likely to result in a Material Adverse Effect on Seller; (ii) any acquisition, sale or transfer of any material asset of Seller or any material part of the Purchased Assets (except as contemplated by this Agreement); (iii) any change in accounting methods or practices by Seller or any revaluation by Seller of any of its assets or properties; (iv) any material contract entered into by Seller, or any material amendment of, or default under, any contract to which Seller is a Party or by which it is bound; (v) any amendment or change to Parent's or the Subsidiary's Articles of Association or other incorporation documents; (vi) any increase in or modification of the compensation or benefits payable or to become payable by Seller to any of its directors or employees; (vii) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or any Purchased Asset; (viii) any capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment not consistent with prior practice; (ix) the incurrence of any debt, liability or obligation, whether direct or indirect, accrued, absolute, contingent or otherwise, other than in the ordinary course of business consistent with past practice; (x) a waiver or release of any rights of material value, or a cancellation, compromise, release or assignment of any indebtedness owed to it or any claims held by it, other than in the ordinary course of business, consistent with past practice; or (xi) a sale, transfer or disposition of any of the Seller Intellectual Property, other than grant of licenses in the ordinary course of business to customers of the Seller.

      4.7 Absence of Undisclosed Liabilities. Except as set forth in Section 4.7 of the Seller Disclosure Schedule, Seller has no liabilities (whether known, unknown, absolute, accrued, contingent or otherwise) relating to or arising with respect to the Business, other than (i) those liabilities set forth or adequately provided for in the Balance Sheet; (ii) those liabilities not required to be set forth in the Balance Sheet under GAAP; (iii) those liabilities incurred in the ordinary course of business and in a manner consistent with past practice since the Balance Sheet Date which have not had, and are not likely to have (alone or in aggregate) a Material Adverse Effect;
(iv) those liabilities incurred in connection with the execution and delivery of this Agreement.

      4.8 Contracts.

      4.8.1. Section 4.8.1 of the Seller Disclosure Schedule sets forth a complete and accurate list of all material contracts, agreements, arrangements or understandings, whether written or oral, to which Seller is a party, which relate to or arise from the Business or by which any of the Purchased Assets or any part thereof may be bound (the "Contracts"). Section 4.8.1 of the Seller Disclosure Schedule also contains a summary of all material rights and obligations of Seller under any oral Contract.

      4.8.2. Each Contract is valid and binding and is in full force and effect. No event has occurred which is or, after the giving of notice or passage of time, or both, would constitute a material default under or a material breach of any Contract by Seller or, to Seller's knowledge, after due investigation, by any other party thereto.

      4.8.3. Other than as listed in Section 4.8.3 of the Seller Disclosure Schedule, all of the Contracts are assignable to Buyer, in accordance with the terms of this Agreement, without the need to obtain the consent of the other party to the Contract with respect to such assignment, and such assignment shall not effect the validity, enforceability or any of the Seller's rights under each such Contract.

      4.9 Compliance with Other Instruments.

      4.9.1. Parent and each Subsidiary are not in violation or default of any provision of their respective Memorandum of Association or Articles of Association, or any similar organizational document or, to the best of Seller's knowledge, any provision of any statute, rule or regulation known by Seller to be applicable to Seller or the Business which could have a Material Adverse Effect or could result in the imposition of any fine or penalty on Seller.

      4.9.2. Seller has all permits, certificates, licenses, orders, approvals and other authorizations of all Authorities that are required for the ownership, maintenance or operation of the Purchased Assets and the conduct of the Business, all of which are included in Section 4.9.2 of the Seller Disclosure Schedule, except where the absence thereof would not have a Material Adverse Effect. Seller is not aware of any action, pending or threatened, to cancel, modify or refuse to renew any such permits, certificates, licenses, orders, approvals and other authorizations as a result of the transactions contemplated by this Agreement or otherwise.

      4.9.3. The execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, Order or Contract or an event that results in the creation of any Encumbrance upon any assets of Seller or the suspension, revocation, impairment, forfeiture, or non-renewal of any material permit, license, authorization, or approval applicable to Seller or the Business, or the operations or any of its assets or properties (including the Purchased Assets), other than as contemplated by Sections 3.3 and 7.2.3, or as would not have a Material Adverse Effect.

      4.10 Governmental Consents. Except as set forth in Section 4.10 of the Seller Disclosure Schedule, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Authority on the part of Seller is required in connection with the fulfillment of the obligations of Seller under this Agreement or any of the Exhibits hereof or the consummation of the transactions contemplated hereby or thereby.

      4.11 Litigation. Except as set forth in Section 4.11 of the Seller Disclosure Schedule, there is no legal action, suit, claim or other proceeding in any court of law pending, or to the knowledge of Seller after due investigation threatened in writing against Seller and no notice in any such respect has been submitted to Seller, that questions the validity of this Agreement, or the right of Seller to enter into this Agreement, or to consummate the transactions contemplated hereby, or that might result, either individually or in the aggregate, in any Material Adverse Effect on Seller or any change in the current equity ownership of Seller or affect any of the Purchased Assets or any of the Assumed Liabilities. Seller is not a Party to nor is it subject to the provisions of any Order of any court, Authority or instrumentality. There is no action, suit, proceeding or investigation initiated by Seller, currently pending or that Seller intends to initiate.

      4.12 Seller Intellectual Property and Technology.

      4.12.1. Section 4.12.1 of the Seller Disclosure Schedule sets forth all patents, patent applications, service marks, product registrations, trademarks, trademark applications, trade names, trade rights, and copyrights, whether or not registered, that relate to or arise from or are used in connection with or held by the Business or any Contracts pursuant to which Seller had authorized any person to use any of the Seller Intellectual Property. Section 4.12.1 of the Seller Disclosure Schedule also includes any Contracts, material agreements or understandings pursuant to which Seller is authorized or licensed by others to use any of the Seller Intellectual Property. Except as otherwise indicated in
Section 4.12.1 of the Seller Disclosure Schedule, Seller is the sole and exclusive owner of the Seller Intellectual Property and Technology and has the sole and exclusive right, except to the extent indicated therein, to the use thereof. At the Closing or as promptly thereafter as possible, Seller will deliver original certificates of registration with respect to the Seller Intellectual Property included within the Purchased Assets, the entire interest in which is being transferred to Buyer.

      4.12.2. Other than as set forth in Section 4.12.1 of the Seller Disclosure Schedule, the Seller Intellectual Property does not infringe the rights of others. To the extent that the above relates to any standard software and/or hardware, there is no known reason denying Seller the use of these in the course of its activities. Seller has not received any communications alleging that Seller has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.

      4.12.3. The Technology installed by the Seller prior to the Closing Date conforms to the specifications and operational requirements set forth in Section
4.12.3 of the Seller Disclosure Schedule and to its user documentation and related materials, and is free from material defects, errors, and faulty workmanship in accordance with customary industry practices.

      4.13 Manufacturing and Marketing Rights. Except for agreements entered into by Seller within the normal course of business as set out in Section 4.8.1 of the Seller Disclosure Schedule, Seller has not granted rights to manufacture, produce, assemble, license, market, or sell its products to any other person and is not bound by any agreement that affects Seller's exclusive right to develop, manufacture, assemble, distribute, market, license or sell its products.

      4.14 Title to Property & Assets. Seller has good and marketable title to, or a valid leasehold interest in, all personal property included in the Purchased Assets, free and clear of any Encumbrances. Section 4.14 of the Seller Disclosure Schedule contains a list of Seller's material tangible property. To the best of Seller's knowledge, its shareholders do not own, hold or possess, in their individual, corporate or any other capacity, property, which is material to the financial condition and operations of Seller or the conduct of the Business.

      4.15 Labor Agreements and Actions; Employee Compensation.

      4.15.1. Section 4.15.1 of the Seller Disclosure Schedule contains a complete list of the Seller's employees. Except as set forth in Section 4.15.1 of the Seller Disclosure Schedule, Seller is not a Party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, profit sharing plan, retirement agreement, or other employee compensation agreement. The employment of each officer and employee of Seller is terminable at the will of Seller, subject to any provisions which are to apply upon termination of their employment and which are listed in Section 4.15.1 of the Seller Disclosure Schedule.

      4.15.2. Seller is not bound by or subject to (and none of its assets or properties is bound by or subject to) any contract, commitment or arrangement with any labor union, other than collective agreements and Orders of general application, and no labor union has requested or has sought to represent any of the employees, representatives or agents of Seller. There is no strike or other labor dispute involving Seller, pending or threatened, that could have a Material Adverse Effect on Seller, nor is Seller aware of any labor organization activity involving its employees. Each of Seller's employees is a Party to a written employment agreement with Seller.

      4.15.3. Seller has timely paid or as of the Closing Date shall have paid all salaries, severance payments and other social benefits due and payable to all of its current employees for the period prior to the Closing Date, in accordance with (i) their respective employment agreements and (ii) all applicable labor Laws, including but not limited to, salaries, benefits, retention bonus(es), vacation pay, payments to managers' insurance policies, employer's social security matching funds, workman's compensation payments, education funds, pension funds, provident funds, severance pay funds, and any other funds.

      4.16 Books and Records; Accounting Controls. The books and accounts to be transferred to Buyer pursuant hereto are complete and correct, are maintained in accordance with good business practice and accurately present and reflect in all material respects all of the transactions therein described.

      4.17 Powers of Attorney. Neither Parent nor any Subsidiary has any powers of attorney outstanding in connection with the Purchased Assets or the Business or operations of the Business which would be or will become binding on Buyer.

      4.18  Obligations to the Chief  Scientist.  Except as set forth in Section
4.18 of the Seller Disclosure Schedule, Seller is in full compliance with all of its obligations and undertakings to the Chief Scientist in accordance with the Chief Scientist's Rights and has paid the Chief Scientist all royalties due and payable thereto as of the date hereof. Prior to the Closing Date Seller shall have paid all royalties due and payable to the Chief Scientist as of the Closing, including, for the avoidance of doubt, the amounts referred to in
Section 4.18 of the Seller Disclosure Schedule, including all fines, penalties and/or interest payable to the Chief Scientist with respect thereto.

      4.19 Taxes Paid. Except as set forth in Section 4.19 of the Seller Disclosure Schedule, all taxes, duties and assessments payable or incurred by Seller prior to the Closing Date that might result in an Encumbrance upon any of the Purchased Assets have been or will timely be paid by Seller.

      4.20 Insurance and Insurance Requirements

      4.20.1. All physical Purchased Assets material to the Business are covered by insurance as set forth in Subsection 4.20.1of the Seller Disclosure Schedule.

      4.20.2. All insurance policies in effect on the date hereof which relate to product liability are listed in Subsection 4.20.2 of the Seller Disclosure Schedule.

      4.20.3. All insurance referred to in Subsection 4.20.1 and 4.20.2 above will be in effect until at least 12:01 A.M. on the fifth day following the Closing Date and Seller shall have timely paid all premiums due prior to the Closing Date with respect to such policies. Seller has delivered to Buyer true and correct copies of all insurance policies currently in effect.

      4.21 Brokers.  Seller has no contract,  arrangement or understanding  with
any  broker,   finder  or  similar  agent  with  respect  to  the   transactions
contemplated by this Agreement.

      5. BUYER'S REPRESENTATIONS AND WARRANTIES. Buyer represents and warrants to Seller that the statements contained in this Section 5 are correct and complete as of the date of this Agreement.

      5.1 Due Incorporation. Buyer is a duly organized and validly existing company under the Laws of the State of Israel and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now conducted.

      5.2 Authority to Execute and Perform Agreements. Buyer has all requisite power, authority and approval required to enter into, execute and deliver this Agreement and to perform fully Buyer's obligations hereunder.

      5.3 Due Authorization. Buyer has taken all actions necessary to authorize it to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated herein and therein. This Agreement is, and as of the Closing Date will be, the legal, valid and binding obligations of Buyer, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and
(ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

      5.4 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein and therein will (a) violate any provision of the memorandum or articles of association of Buyer; (b) violate, conflict with, or constitute a default under any contract or other agreement or other instrument to which Buyer is a Party or by which it or its property is bound; (c) require the consent of any Party to any material contract or other agreement to which Buyer is a Party by which it or its property is bound; or (d) violate any Laws or Orders to which Buyer or its property is subject, in each case, other than such violation, conflict with or default under, which would not affect the Buyer's ability to consummate the transactions contemplated hereby.

      5.5 Governmental Consents. Except as set forth in Schedule 5.5 or as otherwise contemplated by this Agreement, Buyer has obtained all consents, approvals, authorizations and other requirements prescribed by any Law or Order which must be obtained or satisfied by Buyer and which are necessary for the execution and delivery by Buyer of this Agreement and the consummation of the transactions contemplated in this Agreement.

      5.6 No Broker. No broker, finder, agent or similar intermediary has acted for or on behalf of the Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with the Buyer.

      6. ADDITIONAL AGREEMENTS

      6.1 General. Each of the Parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 7 below). If, at any time, including after the Closing Date, any further action is necessary or desirable for any Party to carry out the purposes of this Agreement, including the filing of this Agreement or any of the Exhibits or the Schedules attached thereto with any Authority, or to vest Buyer with full right, title and possession to the Purchased Assets, or to operate the Business as was operated prior to the consummation of the transaction contemplated herein, Buyer and Seller shall hereby agree to the taking of such action by the other party and shall take all reasonable action to assist the other party in accomplishing the foregoing.

      6.2 Business Examinations and Physical Investigations of Purchased Assets. Prior to the Closing Date (or the termination of this Agreement pursuant to
Section 9), the Buyer shall be entitled, through its employees and representatives, to make such investigations and examinations of the Seller as it may reasonably request. Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances. Notwithstanding the foregoing, Buyer shall not have any access to personnel records of Seller relating to medical histories or other information, the disclosure of which would subject the Seller to a material risk of liability. All information furnished to or obtained by Buyer and its representatives pursuant to this Section 6.2 shall be subject to the Confidentiality Agreement and shall be held in confidence in accordance therewith.

      6.3 Conduct of Business. From the date hereof through the Closing Date (or the termination of this Agreement pursuant to Section 9), Seller shall use its best efforts to conduct the Business in such a manner that the representations and warranties contained in Section 4 shall continue to be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date. Without the prior written consent of Buyer, Seller shall not undertake or fail to take any action if such action or failure would render any of said warranties and representations untrue as of the Closing Date in any material respect. Notwithstanding the generality of the foregoing, Seller shall: (i) conduct its business only in the ordinary course of business consistent with past practice, (ii) refrain from taking any of the actions listed in Section 4.6 above, (iii) use its best efforts to preserve any beneficial business relationship with all customers, suppliers, and others having business dealings with the Business; (iv) keep available the services of the Transferred Employees; (v) maintain all of the Purchased Assets in good condition and repair, ordinary wear and tear excepted, (vi) keep Buyer informed as to the Purchased Assets and the Business and consult with Buyer on all important matters pertaining to such Business; and (vii) advise the Buyer promptly in writing of any fact which, if existing or known on the date of this Agreement, would have been required to be set forth in this Agreement or disclosed pursuant to it. All information furnished to or obtained by Buyer and its representatives pursuant to this Section 6.3 shall be subject to the Confidentiality Agreement and shall be held in confidence in accordance therewith.

      6.4 Notices. From the date hereof through the Closing Date (or the termination of this Agreement pursuant to Section 9), each Party shall give the other Party prompt written notice of the occurrence or existence of any event, condition or circumstance which would constitute a violation or breach of this Agreement by such Party or which would render inaccurate in any material respect any of such Party's representations or warranties contained herein; and Seller shall give Buyer notice of any lawsuits, claims, proceedings or investigations which after the date hereof are threatened or commenced against such party, or any officer, director, employee, consultant, agent or shareholder, in their capacities as such.

      6.5 Consents; Cooperation. The Parties shall promptly apply for or otherwise seek, and use their commercially reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the transactions contemplated hereby.

      6.6 Employees.

      6.6.1. From the date hereof through and prior to the Closing, Buyer will use its best commercial efforts to offer, subject to Closing, employment to certain of Seller's employees, as determined by Buyer, on terms of employment relating to base salary, automobile, social benefits, and commissions as set forth on Schedule 6.6.1(a), but not including annual bonuses, early termination notice periods, and the level of options granted to such employee at Seller. Prior to the Closing, Buyer shall allocate to each such employee offered employment pursuant to the prior sentence an allocation of options pursuant to Buyer's share option plan in the amounts which shall be set forth on Schedule 6.6.1(b), and in the aggregate 130,000 options (including, for the avoidance of doubt, those allocated to the Chief Executive Officer of Seller) to purchase Buyer's ordinary shares. No later than 5 business days prior to the Closing Date, Buyer shall deliver to Seller a list of all the employees who shall have accepted the offer of employment.

      6.6.2. Immediately prior to the Closing, (i) the employment of all the Transferred Employees (as defined below) will be terminated by Seller; and (ii) Seller shall pay or transfer to each of the Transferred Employees any and all sums due and payable to such employees in connection with (A) the employment of the Transferred Employees up to and including the Closing Date and (B) the termination of their employment, including, without limitation, salaries, benefits, retention bonus(es), vacation pay, advance notice of termination, managers' insurance policies, employer's social security matching funds, workman's compensation payments, education funds, pension funds, provident funds, severance pay funds, and any other funds to which any of the Transferred Employees is entitled until the Closing Date, in accordance with any Law, custom or the personal employment contract. Each individual who accepts Buyer's offer of employment and executes and delivers (i) an employment agreement with Buyer in the form of Schedule 6.6.2(a) or any other form acceptable to Buyer; and (ii) a release and waiver addressed to both the Seller and the Buyer of any rights he or she may have under any agreement with Seller, agreeing to the termination thereof and confirming the receipt of all funds due and payable to them for the period of employment preceding the Closing Date and in connection with his or her termination, in the form of Schedule 6.6.2(b), shall be referred to herein as a "Transferred Employee".

      6.6.3. Without derogating from the generality of Section 6.6.2 above, Buyer has offered employment to Mr. Eilon Ginsburg, Chief Executive Officer of Seller, in accordance with the terms that have been disclosed to Seller.

      6.6.4. Notwithstanding any confidentiality, non-compete or intellectual property ownership obligations of any Transferred Employee to Seller, or any Affiliate thereof, the Transferred Employees shall be permitted to engage in the Business on behalf of Buyer.

      6.6.5. At the Closing, Seller shall deposit with the Escrow Agent, in escrow, US$ 150,000 (the "Retention Amount"), which shall be allocated among those employees who are Transferred Employee, pursuant to the terms of the Escrow Agreement. All sums remaining after the payment of the Retention Amount to the Transferred Employees, as provided in the previous sentence, shall be returned to Seller.

      6.7 Trademarks; Trade Names and Name Change. As soon as practicable after the Closing but not later than fourteen (14) days thereafter, Seller shall eliminate the use of all of the trademarks, trade names, service marks and service names used in the Business, in any of their forms or spellings, on all advertising, stationery, business cards, web sites, checks, purchase orders and acknowledgments, customer agreements and other contracts and business documents. As soon as practicable, but no later than thirty (30) days after the Closing, Parent and each Subsidiary shall change their corporate names so as to bear no resemblance to their current names in order to enable full use of such name by Buyer.

      6.8 Report and Audit. Buyer shall provide Seller with the following reports with respect to the calculation of the Teleknowledge Revenues and the payments actually paid to Buyer: (a) as soon as practicable, but in any event within thirty (30) days after the end of each quarter, a quarterly report, which shall include details of all said Buyer revenues, and (b) as soon as practicable, but in any event within ninety (90) days of the end of each fiscal year, an annual report which shall include details of all the said Buyer revenue, which report shall be accompanied by a certification issued by Buyer's independent public accountants, which reports shall be provided by Buyer until Seller has received all the Additional Contingent Consideration to which it is entitled pursuant to Section 2.5.4. Seller shall have the right, upon thirty
(30) days notice, during the four (4) years commencing on the Closing, to have an inspection and audit, no more frequently than twice a year, of all the relevant records, agreements and accounting and sales books of Buyer (the "Audit"), conducted by an independent certified public accountant selected by Seller and acceptable to Buyer, which shall be conducted during regular business hours at Buyer's offices and in such manner as not to unreasonably interfere with Buyer's normal business activities. In the event an Audit reveals a default in payment of the Additional Contingent Consideration, Buyer will immediately pay any amount owed to Seller plus interest of 5% per annum, and if the default is of more than 10% of the amount paid to Seller, Buyer shall reimburse Seller for the reasonable costs of the Audit, which shall otherwise be borne by Seller. Should Seller and Buyer disagree as to the results of any Audit, they shall appoint the Independent Auditor to resolve the dispute. The Independent Auditor shall review the claims of each Party and the supporting documents presented by it and shall render a final and binging determination.

      6.9 Non-Competition. Without the written consent of Buyer, Seller shall not (i) for a period of two (2) years from the date hereof, directly or indirectly compete with the Business; and (ii) for a period of one (1) year from the date hereof, employ or solicit the employment of any person employed by Seller, at any time during the six months prior to the date hereof with a view to inducing that person to leave such employment and to act for another employer. The parties agree that the duration and geographic scope of the non-competition provision set forth in this Section 6.9 are reasonable. In the event that any court of competent jurisdiction shall determine that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties agree that the non-competition provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable, and in that event Seller hereby consents that such provision may be judicially modified accordingly in any proceeding brought to enforce the provisions of this Section 6.9. Seller hereby agrees that a breach of its obligations under this Section may cause the Buyer irreparable damage and therefore agrees in advance that the Buyer should be entitled and deserves to obtain an injunction order in order to keep and reserve its rights. It is hereby clarified that the provisions of this Section shall not apply to (a)_Seller's shareholders, even in the event that a Distribution was consummated and (b) in the event of sale of Seller to a third party, provided that prior to such sale Seller shall cause the termination of all Contracts not assigned to Buyer hereunder.

      6.10 Removal of Pledges. No later than 30 days from the date hereof, Seller will obtain consent of all third parties who have pledges on assets of Parent that are registered with the Registrar of Companies (except to the extent such asset is an Excluded Asset, as agreed in advance by Buyer) to either the removal of such pledges or the consummation of the transactions contemplated hereunder.

      7. CONDITIONS TO OBLIGATION TO CLOSE

      7.1 Conditions to Obligations of Buyer and Seller. The respective obligations of each Party to this Agreement to consummate and effect the transactions contemplated hereby shall be subject to obtaining the consent of the Chief Scientist, the Investment Center of the Ministry of Industry and Trade, and all other approvals, waivers and consents from any other Authority, if any, necessary for consummation of, or in connection with, the transactions contemplated hereby.

      7.2 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

      7.2.1. Accurate Representations and Warranties. The representations and warranties set forth in Section 4 above shall be true and correct in all material respects when made and on the Closing Date (as if made on and as of the Closing Date).

      7.2.2. Compliance with Covenants. Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

      7.2.3. Consents. Seller shall have procured the third party consents set forth in Schedule 7.2.3.

      7.2.4. No Action. No action, suit, or proceeding shall be threatened in writing against Seller or Buyer or pending before any court or quasi-judicial or administrative agency of any state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge could (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) adversely affect the right of Buyer to own the Purchased Assets, to operate the former Businesses of Seller or (iv) subject Buyer to pay monetary Losses as a result of the consummation of the transaction contemplated hereby (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

      7.2.5. Compliance Certificate. Parent shall have delivered to Buyer a certificate executed by its Chief Executive Officer to the effect that each of the conditions specified above in this Section 7.2 are satisfied, in the form attached hereto as Schedule 7.2.5.

      7.2.6. Delivery of Documents. All actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

      7.2.7. Key Employees. The employees listed on Schedule 7.2.7 (the "Key Employees") shall be included among the Transferred Employees.

      Buyer may waive any condition specified in this Section 7.2 if it executes a writing so stating at or prior to the Closing.

      7.3 Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

      7.3.1. Accurate Representations and Warranties. The representations and warranties set forth in Section 5 shall be true and correct in all material respects when made and on the Closing Date (as if made on and as of the Closing
Date).

      7.3.2. Compliance with Covenants. Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

      7.3.3. No Action. No action, suit, or proceeding shall be threatened in writing against Seller or Buyer or pending before any court or quasi-judicial or administrative agency of any state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge could (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

      7.3.4. Compliance Certificate. Buyer shall have delivered to Seller a certificate executed by its Chief Executive Officer to the effect that each of the conditions specified above in this Section 7.3 are satisfied, in the form attached hereto as Schedule 7.3.4.

      7.3.5. Employment Agreement. Buyer and the Chief Executive Officer of Parent shall have executed and delivered an employment agreement.

      7.3.6. Delivery of Documents. All actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to Seller.

      Seller may waive any condition specified in this Section 7.3 if it executes a writing so stating at or prior to the Closing.

      8. REMEDIES FOR BREACHES OF THIS AGREEMENT

      8.1 Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement and any document, certificate, instrument or agreement contemplated hereunder shall survive the Closing hereunder and continue in full force and effect for eighteen (18) months following the Closing. For the avoidance of doubt, if a written notice of a claim for indemnification, shall be delivered prior to the expiration of the term of the representations and warranties, then the relevant representations and warranties shall survive as to such claim, until such claim shall be finally resolved.

      8.2 Indemnification by Seller. From and after the Closing Date, Seller shall indemnify, defend and hold harmless the Buyer and its directors, officers, agents and representatives (the "Buyer Indemnified Persons") from and against any and all Losses which may be incurred or suffered by any Buyer Indemnified Person and which may arise out of or result from the following:

      8.2.1. Any breach or inaccuracy of any representation or warranty of Seller contained in this Agreement, provided that Buyer's written notice with respect to any claim is delivered to Seller within the time period specified in
Section 8.1 and subject to the provisions of this Section 8, and any breach of covenant or agreement of Seller contained in this Agreement;

      8.2.2. Any obligations or liability of Seller with respect to, arising from or in connection with the Excluded Assets and the Excluded Liabilities;

      8.2.3. Any liability of Seller with respect to any tax of any nature whatsoever attributable to the ownership or operations of the Business or the Purchased Assets prior to the Closing Date;

      8.2.4. Any liability and/or Losses which may result from any claim by any shareholder of Seller or Affiliate thereof, regarding the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated thereby;

      8.2.5. Any claim, suit or proceeding filed by any employee of Seller, relating to or arising out of the employment of such employee by Seller prior to the Closing Date, the termination thereof, and any funds payable to any such employee in connection with such employment or such termination;

      8.2.6. Any liability to the Chief Scientist with respect to the payment of royalties or any other funds payable to the Chief Scientist in connection with the running of the Business prior to the Closing Date, including the payment of any royalties on account of sale transactions performed by Seller, or revenues received in connection with any such sales, prior to the Closing Date.

Notwithstanding the foregoing, Seller shall be required to indemnify the Buyer Indemnified Persons for Losses covered by Section 8.2.1 above, only if the aggregate amount of Losses for all claims for which indemnification is sought exceeds one hundred thousand US dollars (US$ 100,000) but if and when the aggregate Losses so exceed one hundred thousand US dollars (US$ 100,000), all of the Losses shall be subject to indemnification. Anything else in this Agreement notwithstanding, with respect to Losses covered by Section 8.2.1, Buyer shall not be entitled to recover any Losses other than up to an aggregate amount of US$ 700,000 (it being understood that during the effective term of the Escrow Agreement, the Escrow Funds shall be the first to be used in accordance with the terms of the Escrow Agreement, and that the balance shall only be claimed after the depletion thereof) ; provided, however, that (i) there shall be no cap on Seller's liability for any intentional breach of the representations contained in Section 4 of this Agreement; (ii) with respect to Losses relating to a breach of section 4.12 (an "IP Indemnification Claim"), Buyer shall be entitled to recover an additional amount of Losses up to an aggregate of US$ 300,000 (it being understood that during the effective term of the Escrow Agreement, the Escrow Funds shall be the first to be used in accordance with the terms of the Escrow Agreement, and that the balance shall only be claimed after the depletion thereof. For the avoidance of doubt it is clarified that any IP Indemnification Claim in an amount up to US$ 300,000 shall not affect the Buyer Indemnified Persons' right to claim additional indemnification of up to US$ 700,000 for any Losses covered by Section 8.2.1., even if such claim has caused the partial depletion of the Escrow Funds. If any IP Indemnification Claim is for more than US$ 300,000 then the Buyer Indemnified Persons shall have the right to claim additional indemnification up to an aggregate amount of US$ 1,000,000 for all Losses covered by Section 8.2.1. (including the IP Indemnification Claim));
(iii) with respect to any claim made as to Losses not claimed through the Escrow Agreement (whether during the effective term of the Escrow Agreement or thereafter), Seller's indemnification liability shall be subject to the commencement of legal proceedings against Seller within 90 days of delivery of written notice of any such claim. Buyer's right to recover Losses covered by Sections 8.2.2 through 8.2.6 shall not be limited by any minimum or maximum amount and (iv) there shall be no limitation whatsoever (including any limitation contained in Section 10.11 below on Buyer's set-off right) on Buyer's right to indemnity in the event of breach of Seller's covenant contained in
Section 2.5.3(e) to reimburse Buyer for any accounts receivable reflected in the Closing Balance Sheet and not collected by Buyer within 120 days of the Closing Date.

      For the avoidance of doubt, neither the period of survival nor the liability of Seller with respect to the Seller's representations and warranties shall be reduced by any investigation made at any time by or on behalf of Buyer.

      The Parties further agree that in the event a Distribution shall occur, Buyer shall have the right to receive the indemnification with respect to Seller's indemnification obligations under Section 8.2 (and subject to any limitation included therein) from each of Seller's shareholders receiving any portion of the consideration paid by Buyer hereunder (including, for the avoidance of doubt, the Initial Consideration (or Reduced Initial Consideration, as the case may be) and any Additional Contingent Consideration) as a result of a Distribution (solely on a pro-rata basis based on the allocation to the shareholders in the Distribution), and Seller undertakes to deliver to Buyer, prior to and as a condition to the performance of any Distribution, a letter of indemnity duly executed by each such shareholder, in the form attached hereto as
Schedule 8.2.6.

      8.3 Indemnification by Buyer. Provided Seller's written notice with respect to any claim is delivered by Buyer within the time period specified in
Section 8.1 above and subject to the provisions of this Section 8, Buyer shall indemnify, defend and hold harmless Seller, its directors, officers, agents, representatives and the Seller's shareholders in the event of a Distribution (the "Seller Indemnified Persons") from and against any Losses arising out of or due to a breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement.

      Notwithstanding the foregoing, Buyer shall be required to indemnify Seller only if the aggregate amount of Losses for all claims for which indemnification is sought exceeds one hundred thousand US dollars (US$ 100,000), but if and when the aggregate Losses so exceed one hundred thousand US dollars (US$ 100,000), all of the Losses shall be subject to indemnification hereunder; provided, however, that any right to indemnification pursuant to this Section 8.3 shall not be subject to any minimum or maximum amount with respect to liabilities and obligations assumed by Buyer pursuant to Section 2.3, payment of the Purchase Consideration or other payments to be made by Buyer pursuant to this Agreement. Anything else in this Agreement notwithstanding, Seller shall not be entitled to recover any Losses in connection with a breach of any representation or warranty in excess of $3,000,000 less any actual Additional Contingent Consideration made by Buyer to Seller pursuant to Section 2.5.2.

      For the avoidance of doubt, neither the period of survival not the liability of Buyer with respect to the Buyer's representations and warranties shall be reduced by any investigation made at any time or on behalf of Seller.

      8.4 Notice to Indemnifying Party. If any Party (the "Indemnified Party") receives notice of any claim or other commencement of any action or proceeding with respect to which any other Party (or parties) (the "Indemnifying Party") is obligated to provide indemnification pursuant to Sections 8.2 or 8.3, the Indemnified Party shall promptly give the Indemnifying Party written notice thereof which notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. Such notice shall be a condition precedent to any liability of the Indemnifying Party for indemnification hereunder. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder, without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed) unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 8.5. Failure by the Indemnified Party to give notice promptly will not affect the indemnification obligations of the Indemnifying Party except and to the extent the Indemnifying Party is prejudiced thereby. Notwithstanding the generality of the foregoing and the limitations set forth in Section 10.11 below, Buyer shall have the right to settle any claim or demand made by the Chief Scientist for which Buyer is entitled to indemnification under Section 8.2.6 above, provided that such claim or demand is not settled by Seller within 120 days of delivery of notice to Seller with respect thereto. In such event, without derogating from any other right of Buyer hereunder, Buyer shall have the right to offset any such claim against any sums of money or other consideration which may be due and payable to Seller or the Preferred Shareholders.

      8.5 Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding using counsel of its choice (subject to the approval of the Indemnified Party, which approval may not be unreasonably withheld or delayed). The Indemnified Party shall be entitled to participate in the defense of any such action, with its counsel and at its own expense; provided, however, that if the Indemnified Party, in its sole discretion, determines that there exists a conflict of interests between the Indemnifying Party (or any constituent party thereof) and the Indemnified Party, the Indemnified Party (or such constituent party thereof) shall have the right to engage separate counsel, the reasonable costs and expenses of which shall be paid by the Indemnifying Party, but in no event shall the Indemnifying Party be liable to pay for the costs and expenses of more than one such separate counsel. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom, the Indemnified Party may defend against such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, the reasonable costs and expenses of which shall be paid by the Indemnifying Party, and the Indemnifying Party shall be entitled to participate in the defense of such action, with its counsel and at its own expense. Notwithstanding the foregoing, however, Buyer shall in all cases be entitled to control the defense of any such action if it (i) may result in injunctions or other equitable remedies in respect of Buyer or the Business; (ii) may result in liabilities which, taken with other then-existing claims by Buyer under this Section 8, would not be fully indemnified hereunder; (iii) may have an adverse impact on the Business or the financial condition of Buyer (including an effect on the Tax liabilities, earnings or ongoing business relationships of Buyer) even if Seller pays all indemnification amounts in full or (iv) may result in the rescission of this agreement.

      8.6 Subrogation. Upon making any payment to an Indemnified Party for any indemnification claim pursuant to this Section 8, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any other parties with respect to the subject matter underlying such indemnification claim.

      8.7 Exclusive Remedy. The provisions of this Section 8 shall be the sole and exclusive remedy in respect of any breach of a representation or warranty contained herein.

      9. TERMINATION

      9.1 Termination of Agreement. Either of the Parties may terminate this Agreement with the prior authorization of its board of directors as provided below:

      9.2 Mutual Consent. The Parties may terminate this Agreement by mutual written consent at any time prior to the Closing.

      9.2.1. Termination by Buyer. Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing: (i) in the event that Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect, provided that Buyer has notified Seller of the breach, and the breach has continued without cure for a period of fourteen
(14) days after the notice of breach; or (ii) if the Closing shall not have occurred on or before ninety (90) days following the date hereof, by reason of the failure of any condition precedent under Section 7 hereof (unless the failure results primarily from Buyer breaching any representation, warranty, or covenant contained in this Agreement).

      9.2.2. Termination By Seller. Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing: (i) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, provided that Seller has notified Buyer of the breach, and the breach has continued without cure for a period of fourteen (14) days after the notice of breach; or (ii) if the Closing shall not have occurred on or before ninety (90) days following the date hereof, by reason of the failure of any condition precedent under Section 7 hereof (unless the failure results primarily from Seller breaching any representation, warranty, or covenant contained in this Agreement).

      9.2.3. Effect of Termination. If any Party terminates this Agreement pursuant to Section 9.1, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to the other Party.

      10. MISCELLANEOUS

      10.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing, without the prior written approval of the other Party; provided, however that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable commercial efforts to advise and coordinate with the other Party prior to making the disclosure). Notwithstanding the foregoing, the parties agree to publish the press release attached hereto as
Schedule 10.1, immediately after the execution of this Agreement

      10.2 No Third-Party Beneficiaries. Except as otherwise provided, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

      10.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party. Notwithstanding the foregoing, Buyer hereby acknowledges and agrees that Parent may enter liquidation following the Closing Date, in which case all of Seller's rights and obligations hereunder, including without limitation under Sections 2.5.2, 2.5.4, 6.6.5, 6.8 and 8 shall be automatically assigned to the shareholders who shall have the right to receive any such part of the distribution of the Parent's assets (the "Distribution"), in accordance with the allocation set forth on Schedule 10.3.

      10.4 Third Party Rights. Subject to the Closing, in the event a Distribution was consummated, the provisions of Sections 2.5.2, 2.5.4, 6.8 and 8 are for the benefit of the Preferred Shareholders and such provisions shall be enforceable by such shareholder against the Buyer, pursuant to Chapter 4 of the Contract Law (General Part), 1973.

      10.5 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

            if to Buyer, to:

            MER Telemanagement Solutions Ltd.
            22 Zarhin Street
            Ra'anana 43662
            Israel
            Tel: +972 (0) 9 762-1777
            Fax: +972 (0) 9 746-6597

            Attention: Mr. Eytan Bar

            With a copy to:

            Danziger, Klagsbald, Rosen & Co., Law Offices
            Gibor Sport Building - 24th floor
            28 Bezalel Street
            Ramat Gan 52521
            Israel
            Tel: +972-3-611-0700
            Facsimile: +972-3-611-0707
            Attention: Oren Shenkar, Adv.

            if to Seller, to:

            TeleKnowledge Group Ltd.
            3 Ha'Tidhar St., P.O. Box 2375
            Raanana 43665
            Israel
            Tel: +972-9-7614000
            Fax: +972-9-7418866
            Attention:

            With a copy to:

            Yigal Arnon & Co.
            1 Azrieli Center
            Tel Aviv, Israel 67021
            Facsimile: 972-3-608-7714
            Telephone: 972-3-608-7726
            Attention: David H. Schapiro, Adv.

            Any notice sent in accordance with this Section 10.5 shall be effective (i) if mailed, seven (7) business days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via fax or electronic mail, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day on the first business day following transmission and electronic confirmation of receipt). Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

      10.6 Governing Law. This Agreement, including the validity, interpretation, or performance of this Agreement and any of its terms or provisions, and the rights and obligations of the Parties under this Agreement shall be governed by, and construed and interpreted in and only in accordance with, the domestic laws of the State of Israel without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Israel. The competent court in Tel Aviv-Jaffa will have the sole jurisdiction over any dispute arising under this Agreement.

      10.7 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      10.8 Joint and Several Liability.  Each of Parent and the Subsidiary shall
be  liable   jointly  and   severally   with   respect  to  any  breach  of  any
representation, warranty, covenant or agreement contained herein.

      10.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      10.10 Expenses. Each Party will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

      10.11 Right of Setoff. Buyer shall have the right, to offset amounts in respect of which Buyer is entitled to indemnification in accordance with Sections 8.2.2 through 8.2.6 ("Set Off Sums") against any sums of money or other consideration which may be due and payable to Seller or the Preferred Shareholders in the event of a Distribution, pursuant to the terms hereof if Buyer informs Seller, or the Preferred Shareholders in the event of a Distribution, of its intention to set-off such amounts and commences a lawsuit with respect to the subject matter of the Set Off Sums within ninety (90) days of the date of such notice and the amount which may be Set Off, subject to the outcome of such lawsuit, shall be no more than the amount specifically claimed in such lawsuit.

      10.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      10.13 Entire Agreement. This Agreement sets forth and constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof, and supersedes any and all prior agreements, understandings, promises and representations made by either Party to the other, written, electronic, or oral, concerning the subject matter hereof and the terms applicable hereto.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.


MER Telemanagement Solutions Ltd.             Teleknowledge Group Ltd.

By: _______________________________           By: ______________________________

Name:  ____________________________           Name:  ___________________________

Title:    _________________________           Title:    ________________________


Teleknowledge, Inc.

By: _______________________________

Name:  ____________________________

Title:    _________________________

                  [SIGNATURE PAGE OF ASSET PURCHASE AGREEMENT]


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